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                                                                   EXHIBIT 4.20

                AMENDMENT TO THE BYLAWS OF GRUBB & ELLIS COMPANY

     The following amendment to Section 2.06(c)of the Bylaws of the Grubb & Ellis Company (the "Company") was adopted and approved by the Company's Board of Directors effective June 1, 1994. The following text was added to Section 2.06(c) of the Company's Bylaws:


               "Shares represented by proxies that
               reflect, with respect to a
               proposal, abstentions or limited
               voting authority, including "broker
               non-votes" (i.e., shares held by a
               broker or nominee which are
               represented at the meeting, but
               with respect to which such broker
               or nominee is not empowered to vote
               on a particular proposal or
               proposals), shall be counted as
               shares that are present and
               entitled to vote for purposes of
               determining the presence of a
               quorum.  For purposes of
               determining the outcome of any
               proposal, shares represented by
               such proxies will be treated as not
               present and not entitled to vote
               with respect to the proposal."